Exhibit  23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Janel  World  Trade,  Ltd.
150-14  132nd  Avenue
Jamaica,  NY  11434

Gentlemen:

We have issued our report dated June 17, 2002 (except for Note 10 which is dated June 17, 2002, June 18, 2002, July 3, 2002 and July 22, 2002) accompanying the financial statements of Janel World Trade, Ltd. and subsidiaries (formerly C and N Corp.) contained in the Form 8K under the Securities Exchange Act of 1934, as amended. We consent to the use of the aforementioned report in the Form 8K under the Securities Exchange Act of 1934, as amended, and to the use of our name as it appears under the caption "Changes in Registrant's Certifying Accountant.


                                             /s/  Paritz  &  Company,  P.A.


Hackensack,  New  Jersey
July  30,  2002